Exhibit 4.47

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the Registrant treats as private or confidential.

Convenience Translation. The German version is authoritative

Draft of 21.12.2022

Notarial Deed No. N 4708 of /2022

Negotiated in

Munich

on

the twenty-second of December two thousand twenty-two

- 22.12.2022 –

Before me, the undersigned Notary

[***]

with the official seat in Munich

appeared today in my offices in [***],

(1)	[***],

business address Steinstr. 72, 81667 Munich, known by name,

here acting not in his own name but as a sole representative authorized managing director and exempt from the restrictions of section 181 second alternative of the German Civil Code (BGB),

for Santo Service GmbH, which is registered in the Commercial Register of the Local Court of Munich under HRB 169942, with its registered office in Munich and its business address at Steinstr. 72, 81667 Munich,

- hereinafter referred to as the “SELLER” -.

(2)	[***], business address An der Goldgrube 12, 55131 Mainz, known by name,

(3)	[***], business address An der Goldgrube 12, 55131 Mainz, known by name,

the persons appearing under (2) and (3) here acting not in their own name, but as managing directors authorized to jointly represent

a)

for BioNTech Real Estate Verwaltungs GmbH, registered in the Commercial Register of the Local Court of Munich under HRB 245691, with its registered office in Holzkirchen, district of Miesbach, and its business address at Bergfeldstr. 9, 83607 Holzkirchen, this in turn acting as its personally liable partner,

for BioNTech Real Estate An der Goldgrube 12 GmbH & Co. KG with its registered office in Holzkirchen, district of Miesbach, and its business address at Bergfeldstr. 9, 83607 Holzkirchen,

- hereinafter referred to as “BUYER 1)”-

b)

for BioNTech Manufacturing GmbH, registered in the Commercial Register of the Local Court of Mainz under HRB 47548, with its registered office in Mainz and its business address at An der Goldgrube 12, 55131 Mainz,

- hereinafter referred to as “BUYER 2)” -

Pursuant to section 21 of the German Federal Code for Notaries (BNotO), the Notary certifies the aforementioned representation relationships, based on inspection of the electronic commercial register as of today.

The SELLER, BUYER 1) and BUYER 2) are called in the following also in each case a “PARTY” and together the “PARTIES”.

The NOTARY pointed out that it is legally obligated to electronically process the personal data of the PARTIES and—at the request of the relevant authorities—to pass them on.

Informed about the obligation to disclose information according to the German Money Laundering Act, the participants declared that the persons represented by them act exclusively on their own account.

The persons appeared then asked the NOTARY, with their simultaneous presence—acting as indicated—to certify the following:

REAL ESTATE PURCHASE CONTRACT WITH CONVEYANCE TOGETHER WITH

INVENTORY PURCHASE CONTRACT

1.	THE PROPERTY

1.1.	The SELLER is registered in the Land Register as the sole owner of the real property described below (hereinafter collectively referred to as the “PROPERTY”):

Land Register of Mainz at the Mainz Local Court, Sheet 27338, BV Nr. 1, District Mainz, Field 21, Plot 450/5, building and open areas, An der Goldgrube 12, sized indicated in the Land Register 5.359 m2.

1.2.	The PROPERTY is not encumbered in sections II and Ill of the Land Register.

1.3.

SANIPharma GmbH, Ottobrunn, is currently still recorded as the owner in the Land Register. The shareholders’ meeting of SANIPharma GmbH amended the Articles of Association on November 27, 2014 and also changed the company name to “Santo Service GmbH”. The entry in the commercial register was made on January 20, 2015. This is hereby officially certified by the NOTARY on the basis of inspection in the electronic commercial register (Munich Local Court, HRB 169942). The correction of the Land Register is hereby approved and applied for.

1.4.	According to Annex 1.4, the PROPERTY is not encumbered with building encumbrances; the existing building encumbrance in favor of the PROPERTY (75 parking spaces on Plot 62) is known to BUYER 1).

1.5.

The NOTARY has ascertained the contents of the Land Register on the basis of inspection of electronic Land Register extracts as of today’s date and hereby confirms the completeness and correctness of the entry status reproduced in Clauses 1.1 and 1.2 at the time of inspection and that the Land Registry – on the basis of inspection of the mark table—did not have any unprocessed application for execution at that time. The register of building encumbrances was not inspected by the NOTARY.

1.6.	The PROPERTY is built with an office and laboratory building. The PROPERTY is currently rented.

1.7.

BUYER 1) shall take over all existing encumbrances and restrictions in the Land Register and in the register of building encumbrances created with the consent or cooperation of BUYER 1) and all present and future encumbrances and restrictions of all kinds, including the agreements under the law of obligations, which are apparent from this Purchase Contract. BUYER 1) agrees to further acquiescence and performance of all rights, duties, obligations and obligations with effect from the TRANSFER DATE without any indemnification and without any set-off against the PURCHASE PRICE 1. BUYER 1) also assumes, in accordance with the aforementioned, all existing easements and neighboring restrictions and encumbrances which are not evident from the Land Register or other registers, in particular those which are not registrable. The SELLER declares that it has no knowledge of such easements under prior law and neighboring restrictions and encumbrances.

2.	SALE

2.1.

The SELLER hereby sells to BUYER 1) accepting the same the PROPERTY together with all essential components and accessories, insofar as these are owned by the SELLER, as well as all rights and obligations associated with the PROPERTY (“PURCHASE OBJECT 1”).

2.2.

The SELLER sells to BUYER 2) accepting the same all movable inventory items of the office and laboratory building located on the property (“PURCHASE OBJECT 2”) under guarantee of freedom from rights of third parties; the SELLER owes in this respect unencumbered transfer of possession and ownership. PURCHASE OBJECT 2 includes the movable inventory items identified in Annex 2.2.

2.3.	The property of third parties (especially lessees) is excluded from the sale.

3.	PURCHASE PRICE

3.1.	The (net) purchase price for PURCHASE OBJECT 1 amounts to

EUR [***]

(in words: Euro [***])

(“PURCHASE PRICE 1”).

From PURCHASE PRICE 1 are attributable to:

•	Land	[***] EUR,

•	Building	[***] EUR.

3.2.	The (net) purchase price for PURCHASE OBJECT 2 amounts to EUR [***]

(in words Euro [***])

(“PURCHASE PRICE 2”).

3.3.	PURCHASE PRICE 1 and PURCHASE PRICE 2 are hereinafter jointly referred to also as the “PURCHASE PRICE”.

3.4.

An increase or reduction of the PURCHASE PRICE is excluded; in particular, PURCHASE PRICE 1 is independent of the rental, location and size of PURCHASE OBJECT 1, even if a later survey should show deviations from the assumed size. This also applies to any deviations from assumed rental or usable areas.

4.	SALES TAX

4.1.

The PARTIES are in agreement that the sale of PURCHASE OBJECT 1 is a non-taxable sale of a business as a whole pursuant to section 1 para. 1a of the German Value Added Tax Act (UStG). PURCHASE PRICE 1 is therefore exclusive of VAT. No opinion has been obtained from the relevant tax authorities on this matter.

4.2.

The SELLER declares that it is an entrepreneur within the meaning of section 2 of the German Value Added Tax Act (UStG) and that it carries out the sale within the scope of his business and that PURCHASE OBJECT 1 is therefore part of its business assets. BUYER 1) declares that it is an entrepreneur within the meaning of section 2 of the German Value Added Tax Act (UStG) and that the acquisition of PURCHASE OBJECT 1 is made in its entirety for its business and that it intends to continue the rental/leasing business. The PARTIES shall indemnify the relevant other PARTY against all disadvantages, in particular related input tax and VAT losses, which directly result from an incorrectness of the above information.

4.3.

BUYER 1) is aware that in the event of a sale of a business as a whole, the adjustment period required for an input tax adjustment is not interrupted, but that BUYER 1) takes the place of the SELLER (section 15a(10) sentence 1, section 1(1a) of the German Value Added Tax Act (UStG)). Therefore, an adjustment of the input tax amounts claimed by the SELLER may also be necessary at the expense of BUYER 1) (e.g. in the event of a transition to tax-free leasing/renting of the PURCHASE OBJECT 1) or in the event of a tax-free resale).

4.4.

The SELLER undertakes to provide BUYER 1) within one month after the TRANSFER DATE with all the information required for any input tax adjustment (section 15a (10) sentence 2 of the German Value Added Tax Act (UStG) in conjunction with section 22 (4) of the German Value Added Tax Act (UStG), section 15a.12 of the German Sales Tax Application Decree (UStAE), insofar as these are available to the SELLER.

4.5.

Insofar as the tax authorities demand a (more extensive) adjustment pursuant to section 15a of the German Value Added Tax Act (UStG) (negative adjustment amounts) for input taxes claimed by the SELLER up to the VAT-relevant transfer date of BUYER 1) and claim against the BUYER 1) for this, the SELLER shall bear, in the internal relationship to BUYER 1), any input taxes to be refunded together with any ancillary tax payments not caused by BUYER 1) within the meaning of section 3(4) of the German Tax Code (AO) if and to the extent that the adjustment is based on a change in use after the transfer date. The aforementioned refund claims of BUYER 1) against the SELLER shall become due for payment five (5) BANKING DAYS after the due date vis-à-vis the tax office, but no later than ten (10) BANKING DAYS after the determination of the respective tax assessment notice from BUYER 1) to the SELLER. However, input tax corrections within the meaning of section 15a UStG (Value Added Tax Act) for corrections occurring after the TRANSFER DATE and caused by BUYER 1) or caused by BUYER 1) without legal obligation shall be borne by BUYER 1).

4.6.

The PARTIES undertake to treat the delivery of the property vis-à-vis the competent Tax Office in the corresponding advance sales tax returns and annual sales tax returns as a business transaction not subject to sales tax as a whole (section 1 (1a) of the German Value Added Tax Act (UStG)). In this context, the PARTIES will disclose this contractual clause and all information necessary for assessing taxability to the Tax Offices.

4.7.

Notwithstanding the opinion of the PARTIES that the transfer of PURCHASE OBJECT 1 is a non-taxable transaction as a whole, the SELLER already now opts for the VAT liability of the transfer of PURCHASE OBJECT 1 as follows:

a)

the SELLER hereby and today unconditionally and irrevocably waives the exemption from VAT pursuant to section 4 No. 9 para. a) of the German Value Added Tax Act (UStG) with regard to all areas of PURCHASE OBJECT 1 in accordance with section 9(1) and (3) of the German Value Added Tax Act (UStG) and opts for VAT in this respect.

Accordingly, BUYER 1) owes the VAT on PURCHASE PRICE 1 opted for VAT directly to the Tax Office responsible for it; the contractual PURCHASE PRICE 1 does not include VAT.

b)

Insofar as the competent Tax Office should not recognize the waiver of the tax exemption German Value Added Tax Act (UStG) declared by the SELLER above, the SELLER shall be obliged and entitled to declare the waiver of the tax exemption to the extent legally permissible at the expense of the SELLER by means of a contractual arrangement to be notarized, if necessary after approval of the requirements of the competent Tax Office. The costs of the possibly necessary notarial supplementary deed shall be borne by the SELLER.

c)

The SELLER shall issue to BUYER 1) a proper invoice in accordance with sections 14, 14a of the German Value Added Tax Act (UStG), in which (insofar as a taxable supply of goods is concerned) the tax liability of the recipient of the service and (insofar as a tax-free supply of goods is concerned) the tax exemption of the turnover is indicated. The present Purchase Contract does not constitute an invoice for VAT purposes.

4.8.

The PARTIES are aware of the provision of section 75 of the German Tax Code (AO), from which an unconditional liability of BUYER 1) may arise for any outstanding business tax liabilities of the SELLER. The SELLER declares that all of these tax liabilities have already been or will be paid. It releases BUYER 1) from any liability according to section 75 of the German Tax Code (AO) for any tax liabilities of the SELLER. The foregoing declaration shall apply mutatis mutandis to any liability of BUYER 1) for tax liabilities of the SELLER which may arise from section 1(1a) sentence 3 of the German Value Added Tax Act (UStG), as well as to any liability of BUYER 1) under section 11(2) of the German Real Estate Tax Act (GrStG), according to which BUYER (1), as the acquirer, is liable alongside the former owner for the real estate tax payable on the PURCHASE OBJECT for the period since the beginning of the last calendar year prior to the transfer of title. The aforementioned indemnification claims of BUYER 1) against the SELLER shall become due for payment five (5) BANKING DAYS after the liability claims of the tax office have fallen due, but not earlier than ten (10) BANKING DAYS after the determination of the respective liability notice by BUYER 1) to the SELLER. BUYER 1) shall be obliged to notify the competent authority of the transfer of business pursuant to section 138 of the German Tax Code (AO) within one month after the TRANSFER DATE and to forward a copy of the notification to the SELLER without delay. The obligation of the SELLER to indemnify provided for in this Clause 4.8 shall only exist if and to the extent that a claim for liability of BUYER 1) can be asserted by the tax office despite timely notification by BUYER 1) pursuant to section 138 of the German Tax Code (AO) had been made.

4.9.

BUYER 1) will inform the SELLER without delay about measures of the tax authorities which may lead to a claim against BUYER 1) for which the SELLER is liable on the basis of the agreements in this Contract (in particular input tax correction caused by the SELLER, liability according to section of the German Tax Code (AO)).

4.10.	If a claim of BUYER 1) comes into consideration, because of which it can demand a compensation from the SELLER according to the above regulations, BUYER to 1) is obliged,

a)	immediately to forward to the SELLER the tax assessment on which the disadvantage is based,

b)

at the written request of the SELLER, but no later than five (5) BANKING DAYS before the expiry of the respective time limit for objection with respect to the relevant tax assessment, and at the SELLER’s expense, to lodge an appeal thereagainst, and

c)

to cooperate with the SELLER in the exercise of the remedies in order to avoid a claim against BUYER 1). If BUYER 1) culpably fails to comply with the aforementioned obligations, the corresponding indemnification obligation of the SELLER shall lapse, unless BUYER 1) proves that a claim against BUYER 1) could not have been avoided even in the event of dutiful conduct.

4.11.

For the sale of PURCHASE OBJECT 2, section 13b of the German Value Added Tax Act (UStG) is not applicable. In this respect, according to sections 13a para. 1 no. 1 of the German Value Added Tax Act (UStG), the SELLER is the debtor of the statutory VAT, which, however, must be borne by BUYER 2). The payment of the VAT to the SELLER by BUYER 2) shall be due as soon as the SELLER has issued a proper invoice within the meaning of section 14 of the German Value Added Tax Act (UStG). The list of items to be transferred subject to VAT is set out in Annex 2.2. Insofar as not all items to be transferred subject to VAT are included in Annex 2.2, the PARTIES hereby clarify that the foregoing shall also apply to all assets not included but to be transferred.

4.12.

Claims of the PARTIES for exemption or refund of taxes under this Clause 4 shall expire at the earliest six months after the final substantive and formal validity of the underlying tax or liability assessment which gave rise to the claim of the respective PARTIES, but at the latest 48 months after transfer of ownership.

5.	DEFAULT, PAYMENT AND DEFAULT

5.1.

The PURCHASE PRICE (including any VAT) shall be paid no later than December 30, 2022 (receipt) into a notarial account of the acting notary named by the NOTARY (hereinafter referred to as the “NOTARIAL ACCOUNT”).

In the event of default, the BUYERS shall pay interest on arrears at the statutory rate, without prejudice to further statutory claims.

Payments shall be deemed to have been made only if they are made free of any conditions or only subject to such conditions of use as are not inconsistent with this Purchase Contract. The payer shall be bound by its fiduciary obligations in this respect for a period of at least four (4) months. In connection with section 8 of the Money Laundering Act (GwG), BUYER and SELLER declare that they are each acting on their own account.

Any positive interest as well as negative interest or custody fees during the deposit of the amount shall be due to the SELLER or shall be borne by the SELLER. As far as the deposited amount is subject to a negative interest or custody fees are to be paid for the NOTARIAL ACCOUNT, these are to be borne by the SELLER and to be deducted from the PURCHASE PRICE. The Notary is irrevocably instructed to inform the SELLER (with a copy to the BUYERS) of the resulting compensation amount with the N0TARY NOTIFICATION. With regard to the bearing of costs for the NOTARIAL ACCOUNT reference is made to Clause 17.2. The NOTARY shall have the negative interest or custody charges—if possible with priority—invoiced separately. In this case, it will invoice the corresponding amount separately to the SELLER.

The payment on the NOTARIAL ACCOUNT has no redemption effect on the SELLER’s purchase price claim. The redemption effect is effected by the payment of the deposited amount by the NOTARY to the SELLER or, if applicable, to the creditor pursuant to an instruction in the escrow order yet to be issued in accordance with the following regulation.

5.2.

The NOTARY is irrevocably authorized and instructed to pay the PURCHASE PRICE deposited on the NOTARIAL ACCOUNT upon the occurrence of the PAYMENT CONDITIONS with debt discharging effect to the account of the SELLER:

Bank: [***]

IBAN: [***]

BIC: [***]

5.3.

In the event of rescission (see Clause 16) or non-execution of this Contract, the NOTARY is hereby unilaterally and irrevocably instructed by the PARTIES to pay the PURCHASE PRICE without delay to the BUYERS to accounts to be designated by them. The NOTARY shall, however, inform the SELLER in writing in advance of any payment; if the SELLER thereupon within ten (10) banking days asserts in writing to the NOTARY—with a copy to the BUYERS—in a conclusive manner that the BUYERS are responsible for the rescission or the non-performance of this Contract, a joint instruction of the PARTIES or a fully executable court decision in this respect shall be required for the payment of the DEFERRED AMOUNT.

After the last payment has been made, the acting NOTARY shall be authorized to settle the NOTARIAL ACCOUNT by sending a copy of the register of assets to the PARTIES.

The PARTIES have been informed that instructions deviating from and/or additional to those given above may only be given to the NOTARY by mutual agreement and in writing.

5.4.	“DUE DATE CONDITIONS” are:

5.4.1.	Not used.

5.4.2.

The NOTARY has received the required waivers or negative certificates from the competent authorities regarding all statutory pre-emption rights as well as any required public or private law permits or declarations of consent in a form suitable for the Land Register, with the exception of the clearance certificate of the competent tax office with regard to the real estate transfer tax, the procurement of which lies exclusively within the legal sphere of the BUYER, as well as such approvals or declarations with regard to which BUYER 1) after request by the NOTARY or the competent authority, respectively, has not paid in due time the advance payment or the final fee, as the case may be, to the competent authority for the issuance or processing of the relevant permit; and

5.4.3.	Not used.

The acting NOTARY is instructed to obtain the required permits or approvals, as required in Clauses 5.4.1 through 5.4.3.

Furthermore, the acting NOTARY is instructed to notify and confirm the existence of the prerequisites pursuant to Clauses 5.4.1 to 5.4.3 immediately as a pdf-copy by e-mail to the respective authorized representatives of the PARTIES in accordance with Clause 18.

5.5.	The SELLER shall confirm to the NOTARY (with a copy to the BUYERS) by mail when the PURCHASE PRICE has been paid in full.

5.6.

Offsetting and the assertion of rights of retention and rights to refuse performance against payment claims of the SELLER are excluded, unless the offsetting or rights of retention and rights to refuse performance are based on claims of the BUYERS against the SELLER which are undisputed, ready for decision or legally established.

6.	TRANSFER OF OWNERSHIP, CHANGE OF USE AND ENCUMBRANCE, DEVELOPMENT

6.1.

The transfer of the PURCHASE OBJECT to the BUYERS shall take place at the beginning of the first calendar day (00:00 hours) of the month following the month in which the full PURCHASE PRICE (including any interest accruing) is credited to the NOTARIAL ACCOUNT (“TRANSFER DATE”); it is clarified that the surrender of PURCHASE OBJECT 2 shall take place on the TRANSFER DATE with regard to the PROPERTY. The BUYERS are entitled and also obliged to take possession of the respective PURCHASE OBJECT directly on the TRANSFER DATE; the PARTIES waive a formal surrender.

6.2.	Change of use and burden

6.2.1.

On the TRANSFER DATE, the benefits and burdens, the risk of accidental deterioration and accidental loss as well as the obligations to ensure the safety of the PURCHASE OBJECT or to the PURCHASE OBJECT shall pass to the respective BUYER.

6.2.2.

The BUYERS shall enter into the rights and obligations arising from the possession and ownership of the respective PURCHASE OBJECT in place of the SELLER as of the TRANSFER DATE. As of the TRANSFER DATE, the BUYERS shall indemnify the SELLER against all obligations arising from the possession and ownership of the respective PURCHASE OBJECT and their economic transfer to the respective SELLER. The obligations, burdens and costs shall be settled between the PARTIES pro rata temporis to the TRANSFER DATE, unless otherwise stipulated in this purchase contract.

6.2.3.

Within one month after the TRANSFER DATE, the SELLER shall hand over to the BUYERS all documents available to it or to third parties commissioned by it. The SELLER is not obliged to procure documents which are neither available to him nor to third parties commissioned by it. If and as long as it needs them due to existing legal obligations or to enforce its own claims, the SELLER is entitled to keep copies or originals of these documents. If the SELLER retains originals, it shall provide the BUYERS with copies in advance.

6.3.	Development

6.3.1.

PURCHASE OBJECT 1 is sold in the state of development existing at the time of notarization. Development contributions pursuant to section 127 para. 1 of the German Building Code (BauGB), levies pursuant to section 127 para. 4 of the German Building Code (BauGB), development levies pursuant to the relevant municipal levy laws or local bylaws, other levies and claims subject to contributions, as well as contributions by local residents, including claims for reimbursement of costs, and the corresponding costs for connections to the supply and disposal companies (in this Purchase Contract—together—referred to as “DEVELOPMENT COSTS”) shall be borne by the BUYER in deviation from section 436 of the German Civil Code (BGB) and irrespective of the contribution obligation under public law. The SELLER shall bear the costs of the fittings as far as they concern fittings already completed today, in all other respects BUYER 1) shall bear the costs of the fittings. As far as the SELLER has made advance payments on the aforementioned obligations and BUYER 1) receives a repayment in this respect, BUYER 1) is obliged to pay the corresponding amount to the SELLER without delay. BUYER 1) has to inform the SELLER about possible repayments in writing without delay.

Building cost subsidies, house connection costs and additional charges of development costs, which are requested on the occasion of a future development of PURCHASE OBJECT 1 or future changes of the development facilities, shall in any case affect BUYER 1) as far as they have not yet been paid.

6.3.2.

The provisions in Clause 6.3.1 shall apply to any compensation amounts within the meaning of sections 154 et seq. of the German Building Code (BauGB), as well as to compensatory levies (e.g. for compensatory measures under nature conservation law in accordance with sections 135a of the German Building Code (BauGB) and other obligations under the relevant nature conservation and landscape laws (implementation of green measures, compensatory and/or replacement measures, etc.).

6.3.3.	The PARTIES shall indemnify each other against any claim contradicting the above distribution in the internal relationship.

7.	PERIOD BETWEEN NOTARIZATION AND TRANSFER DATE

7.1.	For the period between today’s notarization and the TRANSFER DATE the SELLER is entitled and obliged:

7.1.1.

to manage the PURCHASE OBJECT within the scope of due diligence in its own affairs (section 277 of the German Civil Code (BGB)). The SELLER shall carry out the maintenance prescribed for safety-relevant equipment—if not owed by the lessee—in accordance with the respective prescribed maintenance intervals.Maintenance and repair work, including replacements and replacements, however, shall only be carried out by the SELLER—if not owed by the lessee—to the extent necessary to prevent an imminent material deterioration of the PURCHASE OBJECT beyond normal wear and tear or age-related deterioration. The obligation to carry out such measures further presupposes that the measures do not relate to a circumstance (defect, damage, etc.) which was already known to the BUYERS or could have been known to them;

7.1.2.

not to grant or apply for any encumbrances on PURCHASE OBJECT 1 and not to change or cancel any rights existing in favor of PURCHASE OBJECT 1 without the prior consent of BUYER 1), except as provided for in this Purchase Contract;

7.1.3.

not to undertake any substantial alterations or other substantial structural measures or changes in the management of the property without the prior consent of BUYER 1), unless otherwise stipulated in this Purchase Contract or unless measures are required within the scope of the rental contract or public law obligations, in particular to avert dangers.

7.2.	The SELLER remains entitled beyond the TRANSFER DATE to collect all claims to which it is entitled in connection with PURCHASE OBJECT 1 and, if necessary, to assert them in court.

8.	PROPERTY CONTRACTS

Not used.

9.	LEASEHOLD RELATIONSHIP AS LANDLORD

9.1.

The PURCHASE OBJECT is leased. The BUYERS are aware of the lease agreement attached as a copy in Annex 9.1 including its addenda No. 1 and No. 2 (in short “LEASE AGREEMENT”). The BUYERS are also aware that the annexes to the Addenda No. 1 and No. 2 are not available.

9.2.

The LEASE AGREEMENT is taken over by BUYER 1) with effect from the TRANSFER DATE. The SELLER and BUYER 1) are obligated to place each other in such a position as if the LEASE AGREEMENT taken over by BUYER 1) according to sentence 1 had been transferred in its entirety to BUYER 1) on the TRANSFER DATE.

9.3.

The claims arising from the LEASE AGREEMENT (including subsequent entries) are assigned to BUYER 1) already today subject to a condition precedent and with effect as of the TRANSFER DATE. BUYER 1) accepts the assignment. The SELLER shall notify the lessee of the assignment in due time so that the lessee can transfer the payments to BUYER 1) in due time on the TRANSFER DATE. BUYER 1) is authorized to disclose the assignment to the lessee after the TRANSFER DATE. Income from advance rent payments shall be settled by the SELLER in proportion to the contracting parties on the TRANSFER DATE. Differences are to be settled immediately after determination. Changes or additions to the lease agreement (including termination) are to be made by the SELLER as of today’s date only with the consent of BUYER 1). The SELLER declares with regard to assigned claims and rights that it has no knowledge of them, that it is not the owner of them and that it has not encumbered them with rights of third parties or that any encumbrances due to the financing end with the TRANSFER DATE.

9.4.

The SELLER will settle the service charges with the lessee for the settlement periods (calendar year) up to and including 2022. The statement of ancillary costs for 2022 vis-à-vis the lessee shall be prepared by the SELLER by December 31, 2023 (for 2022) and executed vis-à-vis the lessee, unless it has already been prepared. BUYER 1) shall, upon written request of the SELLER, immediately provide the SELLER with the documents required for the settlement of heating and operating costs, in particular accounting documents, which are available to the SELLER as of the date of delivery, insofar as and to the extent that the SELLER requires them for the settlement of the settlement period 2022; if and insofar as BUYER 1) does not provide the SELLER with the required information and documents, the SELLER shall carry out an interim settlement vis-à-vis BUYER 1) on the TRANSFER DATE and provide this to BUYER 1); the settlement for the settlement period 2023 shall then be the responsibility of the BUYER.

The SELLER has to release BUYER 1) from claims of the lessee from all—to be settled by the SELLER—settlement periods (calendar year), which arise before the TRANSFER DATE; all claims against the lessee and payments of the lessee concerning these settlement periods are due to the SELLER until the TRANSFER DATE, from the TRANSFER DATE onwards to BUYER 1) and have to be paid to BUYER 1) or the SELLER respectively without delay, free of costs and charges in full to the SELLER or BUYER 1); BUYER 1) has no right of set-off or retention in this respect. Insofar as the ancillary cost statements for 2021 result in additional payments by the lessee which relate to the period up to the TRANSFER DATE, the SELLER shall be entitled to claim these from the lessee for its own account; it shall also satisfy any repayment claims of the lessee and indemnify BUYER 1) accordingly.

The settlement of accounts vis-à-vis the lessee for all future settlement periods (2023 et seq.) is—subject to subparagraph 1 a.E.—the responsibility of BUYER 1). The SELLER shall provide and account to BUYER 1) with all necessary documents available to it at the time of transfer of possession, otherwise immediately upon receipt, but not before the TRANSFER DATE in the original for the ancillary cost settlement in an orderly and auditable manner . Subject to subsection 1 a.E., no interim settlement shall be made to the lessee with reference to the date of the TRANSFER DATE. The SELLER shall provide BUYER 1) with a copy of the documents used for the 2021 settlement immediately after the TRANSFER DATE and with the original documents immediately after the settlement has been made.

9.5.	It is clarified that the lessee has not provided rental security.

9.6.

The SELLER hereby irrevocably authorizes and empowers BUYER 1) with effect from the TRANSFER DATE until the transfer of ownership of PURCHASE OBJECT 1 to make all legal declarations to the Lessee and, if necessary, to conduct the corresponding legal proceedings in its own name in a voluntary capacity, where the SELLER shall not be exposed to any risk of litigation or costs. The foregoing power of attorney may not be exercised in the internal relationship until the transfer of possession and thereafter only in such a way that neither the SELLER is obligated nor any claims remaining with the SELLER against the lessee are limited or cancelled. At the request of BUYER 1) the SELLER will issue corresponding written powers of attorney in separate documents in the number desired by BUYER 1).

9.7.

The SELLER does not guarantee the tenancy or the creditworthiness of the lessee, unless otherwise agreed in this Deed. The SELLER declares, however, that on the day of the notarization, to its knowledge

9.7.1.

the original copy of the LEASE AGREEMENT attached hereto as Annex 9.1 (with regard to Addendum No. 1 and No. 2, however, without Annexes) is available and no further lease and tenancy agreements exist with regard to PURCHASE OBJECT 1 which are transferred to BUYER 1) pursuant to sections 566 et seq of the German Civil Code (BGB);

9.7.2.	there are no advance rent claims and/or claims for rent and/or ancillary costs as of the TRANSFER DATE;

9.7.3.

the LEASE AGREEMENT attached hereto as Annex 9.1 has not been terminated (i.e. no notices of termination have been given to the SELLER by the lessee nor has the SELLER given notice of termination to the lessee) or has not been terminated by mutual consent or such termination has not been threatened in writing to the SELLER within the last three (3) months prior to the date of the notarization (also not with effect for a date in the future);

9.7.4.	rental securities have not been agreed;

9.7.5.	there are no unresolved rent reductions;

9.7.6.	no legal disputes with the tenant are pending or threatened in writing;

9.7.7.	the lessee has not requested cancellation or termination of the lease.

9.8.

The SELLER shall indemnify BUYER 1) against all rights and claims of the lessee which become due from the date of delivery and which relate to the period from the date of delivery, unless otherwise agreed below.

10.	LEASEHOLD RELATIONSHIP AS LESSEE

10.1.	The SELLER, as lessee, has entered into the lease agreement with third parties for traffic areas (“LEASE-IN AGREEMENT”) as set forth in Annex 10.1, a copy of which is attached hereto.

10.2.	BUYER 1) takes over the LEASE-IN AGREEMENT with effect from the TRANSFER DATE as lessee.

10.3.

BUYER 1) shall—subject to the consent of the contracting party—assume all rights and obligations under the LEASE-IN AGREEMENT (assumption of the agreement) as of the date of transfer and shall release the SELLER from all rights and claims of the contracting party in connection therewith as of the TRANSFER DATE and insofar as they relate to the period after the TRANSFER DATE. The SELLER shall inform the other party to the agreement immediately after the TRANSFER DATE about the (intended) assumption of the agreement and obtain the other party’s consent to the assumption of the agreement by BUYER 1) as of the TRANSFER DATE, which shall release the SELLER from its obligations. BUYER 1) is obliged to support the SELLER in the transfer of the LEASE-IN AGREEMENT to BUYER 1)—in particular towards the contracting party—and in particular to sign the agreement on the debt-discharging takeover of the agreement.

Furthermore, the SELLER undertakes, as of today’s notarization, to cancel, terminate or change the LEASE-IN AGREEMENT to be continued by BUYER 1) only with the consent of BUYER 1).

10.4.

If the consent of the other party to the agreement required for the assumption of the agreement is not granted, the SELLER and BUYER 1) shall be obliged to place themselves in the same position in the internal relationship as if the LEASE-IN AGREEMENT had also been transferred to BUYER 1) in the relationship of succession on the TRANSFER DATE (assumption of performance). For this purpose, the SELLER shall assign to BUYER 1) all claims and rights arising from or in connection with the LEASE-IN AGREEMENT with effect from the TRANSFER DATE and the SELLER shall terminate the LEASE-IN AGREEMENT—if possible—after prior consultation with BUYER 1) at the earliest possible date, which may not be later than the TRANSFER DATE. From the TRANSFER DATE until, if applicable, the termination of the LEASE-IN AGREEMENT, the SELLER shall continue the LEASE-IN AGREEMENT for the account and at the expense of BUYER 1), who shall indemnify the SELLER in accordance with this Clause 10.3, or, as far as possible, BUYER (1) shall perform its obligations under the LEASE-IN AGREEMENT itself (assumption of performance).

11.	INSURANCES

The existing building property and liability insurances will be continued by the SELLER at its own expense until the TRANSFER DATE. These insurance contracts cannot be taken over by BUYER 1) in deviation from section 95 of the German Insurance Contract Act (VVG) and will be terminated by the SELLER with effect from the TRANSFER DATE at its own expense and instigation. BUYER 1) therefore undertakes to insure PURCHASE OBJECT 1 at its own expense to the appropriate reasonable extent as of the TRANSFER DATE and to maintain insurance coverage with sufficient coverage until the transfer or transfer of title in the Land Register of the property and to prove this to the SELLER immediately upon request.

12.	ASSIGNMENT OF CLAIMS

12.1.

The SELLER hereby assigns to BUYER 1), subject to a condition precedent of the TRANSFER DATE, any claims for removal of defects of BUYER 1) still due to it from construction work on PURCHASE OBJECT 1) and undertakes, to transfer to BUYER 1) any securities and contractual documents existing in this respect and still available to SELLER within one (1) month after the TRANSFER DATE, unless already in the (indirect) possession of BUYER 1). An overview of the securities is attached hereto as Annex 12.1.

The assignment shall be conditional upon the rescission of this Contract or its other rescission or non-performance.

The SELLER shall not be liable for the existence, assignability and/or enforceability of any claims and rights arising from contracts to be assumed by BUYER 1) under this PURCHASE CONTRACT and/or of any claims or rights which BUYER 1) otherwise has under this Contract and/or which are assigned to it. Nevertheless, the SELLER declares that it has no knowledge of circumstances which could affect the existence, assignability and enforceability of these claims and rights.

The SELLER shall no longer be entitled to collect claims assigned under this PURCHASE CONTRACT, except for any claims assigned by way of security, as of the date of sale. However, insofar as the SELLER is liable to BUYER 1) for circumstances covered by the assignment in accordance with the provisions of this Purchase Contract, BUYER 1) hereby assigns the corresponding claims against third parties back to the SELLER accepting this, subject to the condition precedent that the claims asserted by BUYER 1) against the SELLER are fulfilled by the SELLER.

At the request and expense of BUYER 1) a separate deed shall be drawn up concerning the assignments. The assignments shall (with the aforementioned exception) be made openly and may be notified to the respective debtor by each PARTY as soon as they become effective.

At the request of BUYER 1), the SELLER is obliged, as far as possible, to specify the above assignments.

The foregoing shall apply mutatis mutandis to claims arising from and/or in connection with PURCHASE OBJECT 2.

12.2.

Insofar as the SELLER is entitled to assignable rights of use and exploitation under copyright law with regard to the PURCHASE OBJECT, the SELLER shall assign such rights to BUYER (1) accepting this assignment subject to a condition precedent and with effect from the TRANSFER DATE. BUYER 1) shall indemnify the SELLER against any rights and claims of third parties in connection with any existing copyrights.

13.	GUARANTEE / LIABILITY OF THE SELLER / ENVIRONMENTAL CONTAMINATION

13.1.

Unless otherwise expressly agreed in this Purchase Contract, the PURCHASE OBJECT is sold in its present condition, as it stands and is situated, to the exclusion of all liability for defects of title and quality. This Purchase Contract governs the liability of the SELLER conclusively. Any rights of the BUYER not provided for in this Purchase Contract, in particular any statutory claims for performance, guarantee, expenses, reimbursement and/or damages, whether based on pre-contractual breach of duty (culpa in contrahendo), rescission, breach of contract or tort, are excluded.

Contractual disputes arising from the purchase of movable property do not affect the property purchase agreement; the agreements are independent of each other in this respect. The condition of the PURCHASE OBJECT 2 due to use is known to the BUYERS.

13.2.

The SELLER shall not be liable for any economic or actual deterioration of the PURCHASE OBJECT occurring from the date of the notarization of this Purchase Contract until the TRANSFER DATE which is merely normal wear and tear, or which occurs due to age or which was foreseeable. The SELLER shall be liable for any further deterioration of the PURCHASE OBJECT occurring up to the TRANSFER DATE only to the extent that the SELLER has caused such deterioration intentionally or by gross negligence. If the deterioration represents an insured event, the BUYERS are in each case entitled, subject to the TRANSFER DATE, to demand the surrender of the insurance benefit from the SELLER, in the case of liability of the SELLER, however, only instead of the removal of the deterioration or compensation for the damage by the SELLER. Other rights and claims of the BUYER due to possible deterioration of the PURCHASE OBJECT are excluded.

13.3.

Subject to the provision in Clause 13.5, the SELLER declares to BUYER 1) in the form of an independent guarantee undertaking pursuant to section 311(1) of the German Civil Code (BGB), that the statements in Clause 13.4 (hereinafter referred to as “SALE GUARANTEES”) are correct on the date of signing of this Purchase Contract (hereinafter referred to as the “SIGNING DATE”), unless otherwise disclosed to BUYER 1). Declarations of knowledge of the SELLER refer in each case to the point in time five BANKING DAYS before the date of signing. The PARTIES agree that the SELLER does not warrant the condition of any item within the meaning of section 443 of the German Civil Code (BGB) and represents no guarantee of quality pursuant to sections 434(1) of the German Civil Code (BGB). For this reason, the PARTIES also agree that section 444 of the German Civil Code (BGB) does not apply to any of the sales guarantees.

13.4.	Sales guarantees

13.4.1.	The SELLER is the owner of the REAL PROPERTY sold by it.

13.4.2.

The SELLER has not applied for or approved any changes to the contents of the Land Register listed in Clause 1, has not submitted any applications for entry in the register of building encumbrances and has not issued any declarations of commitment to enter building encumbrances.

13.4.3.	The SELLER is not aware of any easements under prior law on the REAL PROPERTY sold by it.

13.4.4.	The SELLER has not entered into any neighborhood covenants or urban development covenants with respect to PURCHASE OBJECT 1.

13.4.5.	To the SELLER’s knowledge, there are no unfulfilled ordinary orders or requirements for PURCHASE OBJECT 1 and its uses.

13.4.6.	To the SELLER’s knowledge, there are no legal disputes or administrative appeal proceedings pending with respect to PURCHASE OBJECT 1 to which the SELLER is a party.

13.4.7.

The SELLER has not entered into any employment contracts with respect to PURCHASE OBJECT 1 sold by it, nor has it engaged any “freelance” employees in this respect, who are to be transferred to the BUYERS by the execution of this Purchase Contract pursuant to section 613a of the German Civil Code (BGB).

13.5.	Claims and rights in the event of breach of sales guarantees

13.5.1.

The BUYERS shall grant the SELLER a reasonable period of time, but not less than 20 (twenty) BANKING DAYS, to restore the contractual condition of the PURCHASE OBJECT. After the expiry of this period, the SELLER shall be obliged to pay damages in money to the BUYERS in accordance with the following provisions of sections 249 et seq. of the German Civil Code (BGB). Claims of the BUYER for the establishment of the contractual condition are then excluded.

13.5.2.	Claims and rights of the BUYERS are excluded if and to the extent that the possible damage can be met or compensated by a third party (in particular an insurance company).

13.5.3.	The SELLER shall not be liable with respect to sold and/or assigned rights and claims, neither for their existence nor for their assignability, enforceability or value.

13.6.

All claims and rights of the BUYERS arising from and in connection with this Purchase Contract, in particular also due to any material defects and defects of title, shall expire after the expiry of eighteen (18) months from the TRANSFER DATE. The claim of BUYER 1) for the transfer of title shall expire, notwithstanding the foregoing, after ten years from the date of transfer.

13.7.	All disclaimers and limitations of liability contained in this purchase agreement shall not apply to any liability

13.7.1.	for damages resulting from injury to life, body or health, if the SELLER is responsible for the breach of duty,

13.7.2.	for other damages which are based on a deliberate or grossly negligent breach of duty by the SELLER and

13.7.3.	due to intentional or fraudulent concealment of defects.

13.8.	Environmental Contamination

13.8.1.

“ENVIRONMENTAL CONTAMINATION” in the sense of this Purchase Contract are contaminations, waste, decommissioned facilities and hazardous substances. “POLLUTANTS” within the meaning of this Purchase Contract are, in accordance with the German Federal Soil Protection Act (BBodSchG), concentrations of pollutants or substances to be eliminated for use-related remediation (see section 4(4) of the German Federal Soil Protection Act (BBodSchG) to be eliminated are concentrations of pollutants or deposits in the soil, soil air, buildings and groundwater, seepage water and surface water which may impair the use of the property or change the quality of the groundwater, as well as contaminated sites and harmful soil changes within the meaning of the German Federal Soil Protection Act (BBodSchG). “WASTE” within the meaning of this Purchase Contract shall be items, substances and materials which are to be disposed of, disposed of, recycled or otherwise treated in accordance with waste management regulations. “STORAGE FACILITIES” means tanks, underground pipes, underground conduits and other underground facilities which are not required for the operation of the property. “HAZARDOUS MATERIALS” for purposes of this Purchase Contract means hazardous construction and other materials (including, without limitation, asbestos, lead-containing or radioactive materials, formaldehyde, polychlorinated biphenyls (PCBs), polycyclic aromatic hydrocarbons (PAHs), ozone depleting substances, and artificial mineral fibers) and unexploded munitions, ordnance and other explosives and other remnants or parts thereof.

13.8.2.

The SELLER shall not be liable for the freedom of PURCHASE OBJECT 1 from ENVIRONMENTAL CONTAMINATION, unless the SELLER is responsible for such ENVIRONMENTAL CONTAMINATION or unless otherwise provided hereinafter. Any liability of the SELLER resulting from an ENVIRONMENTAL CONTAMINATION on PURCHASE OBJECT 1, irrespective of its origin, its extent or its legal basis, shall be expressly excluded, in particular any liability arising from pre-contractual breach of duty (section 311(2) and section 311(3) of the German Civil Code (BGB)), breaches of duty arising from the obligation as well as from unauthorized action, unless the SELLER is responsible for such an ENVIRONMENTAL CONTAMINATION or insofar as nothing to the contrary is stipulated below.

Insofar as the SELLER is held liable under public and/or private law for ENVIRONMENTAL CONTAMINATION, although its liability towards BUYER 1) is excluded under this Contract, BUYER 1) shall indemnify the SELLER against this claim and the resulting burdens, in particular obligations, costs, expenses and/or damages. The indemnification as well as the waiver of any compensation claims shall also apply in favor of such persons or companies who are liable for a responsibility of the SELLER due to ENVIRONMENTAL CONTAMINATION, in such a way that these persons or companies are directly entitled from this provision.

Insofar as BUYER 1) is held liable under public and/or private law for ENVIRONMENTAL CONTAMINATION, although the SELLER is liable for this under this Contract, the SELLER shall indemnify it against this claim and the resulting burdens, in particular obligations, costs, expenses and/or damages. The indemnification as well as the waiver of any compensation claims shall also apply in favor of such persons or companies who are liable for a responsibility of BUYER 1) due to ENVIRONMENTAL CONTAMINATION, in such a way that these persons or companies are directly entitled from this provision.

Claims under section 24(2) of the German Federal Soil Protection Act (BBodSchG) and/or section 9(2) of the Law on the Prevention and Remediation of Environmental Damage (USchadG) are expressly excluded insofar as they either economically or legally contradict or circumvent the above provisions. This obligation shall also apply in the event that compensation claims are asserted by third parties, such as subsequent purchasers, against the SELLER or BUYER 1). BUYER 1) shall not assert any claim for compensation pursuant to section 24(2) of the German Federal Soil Protection Act (BBodSchG) or for joint and several compensation in connection with an acceptance of a claim pursuant to sections 89, 90, 22 of the Law on the Order of the Water Balance (WHG) or pursuant to section 9(2) Law on the Prevention and Remediation of Environmental Damage (USchadG) or any other claims for compensation based on similar public law provisions (collectively the “COMPENSATION CLAIM”). The Parties each accept this waiver.

13.8.3.

Notwithstanding the foregoing liability provision for ENVIRONMENTAL CONTAMINATION, the PARTIES agree as follows with respect to the costs associated with the removal of ENVIRONMENTAL CONTAMINATION on PURCHASE OBJECT 1:

a)

In the event of any ENVIRONMENTAL CONTAMINATION on PURCHASE OBJECT 1, which can be proven to have their cause in a circumstance that occurred in the period between the transfer of ownership to the SELLER and June 1, 2014, the SELLER shall participate in the CONTAMINATION-RELATED ADDITIONAL EXPENDITURE resulting from the removal of the ENVIRONMENTAL CONTAMINATION up to the amount of EUR [***] plus the respective statutory value-added tax (“THRESHOLD VALUE”); the additional costs for the CONTAMINATION-RELATED ADDITIONAL EXPENDITURE shall be borne by BUYER 1).

b)	The costs to be borne by the SELLER for CONTAMINATION-RELATED ADDITIONAL EXPENDITURE until the SELLER reaches the THRESHOLD VALUE are defined as follows:

(i)

Disposal costs (= transport and landfill costs; transport and disposal to an officially licensed disposal center incl. charges, organization [EVN, consignment bill, etc.], tipping fees and containers) for

(aa)	Excavated material with a LAGA classification value ≥ (greater/equal) LAGA Z 2

(bb)	Building material with an allocation value ≥ (greater/equal) RW 2

(cc)	other contamination inherent to the building material (e.g. asbestos, CMF) and/or concrete contamination (e.g. oil or PCB, etc.)

(ii)	less any disposal/separation costs for material with a charge lower than that specified in (i) (aa) to (cc);

(iii)	plus half the costs of the expert accompanying the measures, including the costs of laboratory analysis.

c)	The following shall be excluded from the SELLER’s liability for the cost of CONTAMINATION-RELATED ADDITIONAL EXPENDITURE in the aforementioned sense

(i)	all excavated material with a load according to (b) (i) (aa) above below the top/flat of the terrain as well as

(ii)

all building material and/or technical installations and parts thereof with a load as per (b) (i) (bb) and (cc) above in structural installations below the bare concrete floor of the first floor, as well as loads as per (b) (i) (aa) to (cc) above on structural and technical installations and parts thereof enclosed in the ground.

d)	The cost absorption by the SELLER according to paras (a) to (c) requires that the following procedure is observed by BUYER 1):

BUYER 1) shall comprehensively involve the SELLER or the third party designated by it within the scope of the investigation of PURCHASE OBJECT 1, then within the scope of an individual tender to be carried out for the decontamination and disposal services and the engineering services as well as in the execution of the decontamination and disposal services and shall create a transparent procedure.

The SELLER or the third party appointed by it shall be involved in the procedure; in particular, it shall be entitled to participate in all award negotiations, etc. The SELLER shall be informed of the award documents received and their evaluation. The tender documents, the bids received and their evaluation, award protocols, etc. shall be disclosed to him. In the case of a restricted tender, both PARTIES shall agree on the list of bidders. The invitations to tender shall be made on the basis of a performance specification with detailed disposal items (in particular breakdown according to LAGA category values) and subdivided engineering services. The SELLER shall be informed comprehensively about the unit prices achieved for the individual items of the CONTAMINATION-RELATED ADDITIONAL EXPENDITURE during the awarding of the contract. The SELLER shall be entitled, if in its opinion these individual items do not correspond to the usual prices, to enquire about companies selected on the basis of the short tender. Based on the results obtained hereon, the PARTIES will agree on the unit prices for the CONTAMINATION-RELATED ADDITIONAL EXPENSES

BUYER 1) must assert his claims for cost sharing in writing and by submitting to the SELLER precise invoices and proof of disposal (including weighing bills, receipts for tipping fees, etc.). In doing so, he must also provide appropriate proof of the deduction of the disposal costs.

Claims for cost sharing are due for payment within eight (8) weeks after submission of a final report by the expert appointed by BUYER 1). The SELLER’s rights of retention and refusal of performance are excluded, unless no agreement on the unit prices (cf. above) has yet been reached.

The SELLER’s obligation to share the costs shall end with respect to PURCHASE OBJECT 1 four (4) years after the TRANSFER DATE. The date of receipt by the SELLER of the claim for cost sharing pursuant to subparagraph 4 above shall be decisive.

13.8.4.

BUYER 1) is obligated—without giving up its own obligation to indemnify and without prejudice to the other provisions in this clause—in the event of a full or partial transfer or other transfer of BUYER 1) to impose the obligations set forth in Clause 13.8 to the respective subsequent owner in such a way that the SELLER is entitled to a direct claim against the respective subsequent owner and the agreed exclusions of liability, in particular with regard to § 24(2) of the German Federal Soil Protection Act (BBodSchG), sections 22, 89, 90 of the Law on the Order of the Water Balance (WHG) and § 9(2) of the Law on the Prevention and Remediation of Environmental Damage (USchadG) or other claims for compensation based on similar provisions of public law, shall also apply in the relationship between the third party purchaser and the SELLER.

Furthermore, the SELLER shall ensure by including appropriate provisions that the obligations set forth in this Clause 12.8 shall be imposed on subsequent owners in each further case of sale or each further other assignment. The obligations under Clause 13.8 shall be assumed by the respective successors in title as a true contract in favor of the SELLER as a third party. BUYER 1) is obligated, in the case of the conclusion of a purchase or other transfer contract with a third-party purchaser, to immediately provide the SELLER with a certified excerpt from the corresponding purchase contract, from which the fulfillment of the above obligation is evident.

The above claim for damages and the obligation to indemnify as well as the waiver and exclusion of any COMPENSATION CLAIM shall also apply directly (section 328 of the German Civil Code (BGB)) in favor of such persons who are liable for a responsibility of the SELLER or BUYER 1) due to ENVIRONMENTAL CONTAMINATION on the basis of commercial or corporate law. The respective persons are directly entitled from this Contract. The limitation period for claims for indemnification/compensation shall commence at the earliest when the persons entitled under the above provision make a claim.

13.8.5.	The above regulations apply accordingly in the case of the presence of archaeological monuments.

13.8.6.

According to the information of the City of Mainz dated December 19, 2022, PURCHASE OBJECT 1 is not listed as a suspected contaminated site. This information is known to the SELLER and BUYER 1) and is attached as Annex 13.8.6.

14.	CREATION OF LIENS ON REAL PROPERTY

Not used.

15.	PRIOR NOTICE OF CONVEYANCE AND CONVEYANCE, TRANSFER OF TITLE

15.1.	Notice of conveyance

The registration of a priority notice of conveyance to secure the claim of BUYER 1) to transfer of ownership of PURCHASE OBJECT 1 pursuant to section 883 of the German Civil Code (BGB) is expressly waived in spite of the instruction of the NOTARY as to the risks involved.

15.2.	Conveyance

15.2.1.	The PARTIES wish to have the conveyance notarized and declare:

The SELLER and BUYER 1) unconditionally agree that the ownership of PURCHASE OBJECT 1) shall pass to BUYER 1).

15.2.2.

The above declaration of conveyance does not contain any authorization of the SELLER to transfer the title. The SELLER hereby unilaterally irrevocably authorizes the NOTARY to separately declare such authorization. The PARTIES hereby unilaterally irrevocably instruct the NOTARY to approve the transfer of title, notwithstanding any other instructions in this Purchase Contract, and to apply for such transfer at the Land Registry pursuant to section 15 of the German Land Register Code (GBO), in any case only after (i) the SELLER has confirmed in writing the full payment of the PURCHASE PRICE or such payment is to be made by the BUYER, and (ii) the SELLER has confirmed in writing the full payment of the PURCHASE PRICE or such payment is to be made by BUYER 1) has been proven by bank confirmation. The PARTIES hereby unilaterally irrevocably waive the exercise of the application rights to which they are entitled with regard to the transfer of ownership.

15.3.

The PARTIES agree on the transfer of ownership of PURCHASE OBJECT 2 subject to the receipt of PURCHASE PRICE 2. The ownership of PURCHASE OBJECT 2 shall pass to BUYER 2) upon payment of PURCHASE PRICE 2 to the account of the SELLER under Clause 5.2.

15.4.

With the exception of monetary claims within the meaning of section 354a of the German Commercial Code (HGB), BUYER 1) may assign or pledge its rights and claims under this Purchase Contract only with the written consent of the SELLER.

16.	WITHDRAWAL RIGHTS

16.1.	Non-occurrence of the due date conditions

Both PARTIES shall have the right to rescind this Purchase Agreement if the DUE DATE CONDITIONS have not occurred by December 31, 2023.

16.2.	Exercise of rights of first refusal

16.2.1.	Should a right of first refusal be exercised with respect to PURCHASE OBJECT 1, the SELLER shall be entitled to rescind this purchase contract with respect to the entire PURCHASE OBJECT.

16.2.2.	Claims for damages or reimbursement of expenses of the BUYER against the SELLER are excluded in such a case.

16.2.3.

If a right of first refusal is exercised only with respect to an insignificant part of PURCHASE PRICE 1, BUYER 1)—provided that the SELLER does not rescind pursuant to Clause 16.2.1—shall continue to be obligated to pay the entire PURCHASE PRICE 1 in accordance with the provisions of this Contract. In return, the SELLER assigns to BUYER 1) the claims against the preemptor for payment of the PURCHASE PRICE or the statutory compensation. To the extent of the exercise of the right of first refusal, the SELLER shall be released from its performance obligations vis-à-vis BUYER 1); likewise, with regard to this part of PURCHASE OBJECT 1, the due date requirement pursuant to Clause 5.4.2 (Negative Acknowledgement/Declaration of Waiver) shall not apply. Further claims, in particular a right of withdrawal as well as claims for damages or reimbursement of expenses of BUYER 1) against the SELLER, are excluded in such a case.

16.2.4.

If a right of first refusal is exercised or an official approval is refused or granted subject to a condition, the notice shall be served on the PARTIES themselves. Neither the NOTARY nor his notarial employees are authorized to receive the notice.

16.3.	Default of payment

If the BUYERS default on payment of the PURCHASE PRICE in whole or in part for more than ten (10) BANKING DAYS after receipt of a reminder, the SELLER may rescind this Purchase Contract.

16.4.	Lack of ownership

In case of breach of guarantee according to Clause 13.4.1, the SELLER shall be entitled to rescind the Purchase Contract in addition to the claims provided for in Clause 13.5.1.

16.5.	Real estate transfer tax

16.5.1.

If the SELLER is required by the Tax Office to make payment of the real estate transfer tax on the basis of this Purchase Contract and BUYER 1) does not pay the real estate transfer tax within ten (10) BANKING DAYS or does not provide adequate security within this period, the SELLER shall be entitled to rescind this Purchase Contract.

16.5.2.	The aforementioned period shall commence after the SELLER has notified BUYER (1) in writing (sufficiently by fax) of the claim by the Tax Office.

16.6.	General regulations concerning rescission

16.6.1.

The rescission is to be expressed in writing to the NOTARY. The PARTIES hereby unilaterally irrevocably authorize the NOTARY to receive the declarations of rescission. The rescission shall become effective upon receipt of the declaration of rescission by the NOTARY. The NOTARY is obliged to send a copy of a declaration of rescission of one PARTY to the other PARTY immediately after receipt.

16.6.2.	The right of rescission is excluded for the PARTY which is responsible for the reason for rescission.

16.6.3.	The right of rescission shall expire as soon as the reason for rescission has completely ceased to exist before one of the PARTIES has effectively declared rescission.

16.6.4.

The reimbursement of any purchase price payments made shall be made concurrently with the cancellation of the priority notice of conveyance in favor of BUYER 1) and any financing liens of BUYER 1) or, if the transfer has already taken place, BUYER 1) shall only be entitled to the return conveyance with such encumbrances as are to be assumed by BUYER 1) under this Purchase Contract. If the transfer has already taken place, BUYER 1) shall be obliged to transfer the property only with such encumbrances which were to be assumed by the BUYER to 1) according to this Purchase Contract and under cancellation of the financing liens of BUYER 1), concurrently against repayment of the PURCHASE PRICE already paid. The consequences of rescission shall be determined in accordance with sections 346 et seq. of the German Civil Code (BGB).

16.6.5.	Claims for damages shall remain unaffected in the event that one of the PARTIES is at fault, according to the terms of this Purchase Contract.

16.6.6.	Recission must be exercised within one (1) month from the date of knowledge of the occurrence of the respective right of rescission.

16.6.7.

The costs, taxes or other expenses already incurred in the event of a rescission or still to be incurred as a result of the rescission, including the notary and deletion costs as well as the costs incurred in connection with the decision to purchase and sell, including any costs for the preparation of any necessary expert opinions, shall be borne by the contracting party giving rise to the rescission; in the event of rescission as a result of the exercise of a right of first refusal or for any other reason for which neither party is responsible, the SELLER and the BUYERS shall each bear their own costs for technical for technical, legal and tax or other advisors, while the costs of this Contract shall be borne equally by the BUYERS and the SELLER.

16.6.8.	Regardless of the legal basis, a rescission of this Purchase Contract can only be executed uniformly with regard to the entire PURCHASE OBJECT.

17.	COSTS AND REAL ESTATE TAX

17.1.

The notary and court costs for the notarization and execution of this Purchase Contract as well as the real estate transfer tax shall be borne by BUYER 1). However, the costs for the cancellation of such encumbrances which are not taken over by BUYER 1) after the issuance of this Purchase Contract shall be borne by the SELLER.

17.2.

The costs of the NOTARIAL ACCOUNT at the NOTARY and at the BANK, also insofar as they are caused by payments for the redemption of any encumbrances, shall be borne by the SELLER; if necessary, they may be taken from the NOTARIAL ACCOUNT. The deposited amount is to be deposited as a deposit with the account-keeping credit institution. The SELLER shall be entitled to any interest credited, minus the interest income tax, and shall be paid out upon closure of the NOTARIAL ACCOUNT.

17.3.	Each PARTY bears the costs of the consultants commissioned by it.

18.	COMMUNICATIONS AND DECLARATIONS

18.1.

All notices and declarations to be given in connection with the execution or performance of this Purchase Contract vis-à-vis the SELLER or BUYER 1) shall be made in German and, unless otherwise expressly agreed, shall be addressed in writing or any other form of transmission previously accepted by the relevant PARTY to the domestic receiving agents of the relevant PARTY at the domestic address last given by the relevant PARTY. The receiving agents designated by the PARTIES are—until a notice of change in accordance with Clause 18.2 -:

18.1.1	for the SELLER:

Santo Service GmbH

c/o ATHOS KG

[***]

Rosenheimer Platz 6

81669 Munich

eMail: [***]

with copy (pdf) to

(not a condition of effectiveness for the declaration)

[***]

18.1.2	for BUYER 1):

BioNTech Real Estate Ander Goldgrube 12 GmbH & Co. KG

[***]

Bergfeldstrasse 9

83607 Holzkirchen

eMail [***]

with copy (pdf) to

(not a condition of effectiveness for the declaration)

BioNTech SE

[***]

An der Goldgrube 12 55131 Mainz

E-mail: [***]

18.1.3	for BUYER 2):

BioNTech Real Estate An der Goldgrube 12 GmbH & Co. KG

[***]

Bergfeldstrasse 9

83607 Holzkirchen

eMail: [***]

with copy (pdf) to

(not a condition of effectiveness for the declaration)

BioNTech SE

[***]

An der Goldgrube 12 55131 Mainz

E-mail: [***]

18.2.

Until the appointment of a new domestic contact person and the provision of his full contact details in accordance with the requirements set out in Clause 18.1, the contact person most recently notified to the other PARTIES shall be deemed (unilaterally) irrevocably to be the receiving and service agent of the relevant PARTY.

19.	CONTRACT EXECUTION

19.1.

The NOTARY is appointed and authorized to execute and perform this Deed. The NOTARY shall obtain all official approvals and declarations; subject to Clause 16.2.4, these shall become effective vis-à-vis all PARTIES upon receipt by the NOTARY; he shall be exempt from the restrictions of section 181 of the German Civil Code (BGB) in this respect.

19.2.	All Land Register applications contained in this Deed may also be made and withdrawn separately by the NOTARY.

19.3.	The PARTIES authorize each for itself and its legal successors, under exclusion of personal liability, the notarial employees

•	[***]

•	[***]

•	[***]

each with business address at [***], each individually, with exemption from the provisions of section 181 of the German Civil Code (BGB) and with the right to grant sub-authorization, to make and accept all declarations which may still be necessary or useful for the amendment, supplementation or enforcement or execution of this Purchase Contract, in particular vis-à-vis the Land Registry. The authorized representatives are in particular authorized to declare or repeat the conveyance, to make declarations of identity and to approve and apply for entries in the Land Register. All declarations of the authorized persons are only effective if they are made in a notarial record or certified by the NOTARY. The power of attorney also extends to the issuance of deletion declarations, corrections to this Purchase Contract, declarations of priority and the withdrawal of applications. The power of attorney is unrestricted vis-à-vis the Land Registry.

19.4.

The powers of attorney shall take effect immediately, irrespective of the existence of any official approvals or other obstacles to the effectiveness of this Purchase Contract. The powers of attorney shall expire four weeks after the complete execution and execution of this Purchase Contract.

19.5.

In the event of full or partial settlement or non-execution of this Purchase Contract, the power of attorney shall also entitle the parties to cancel any liens on real property which may have been created in accordance with Clause 14. The authorized representatives are hereby unilaterally irrevocably instructed by the PARTIES to make use of their power of attorney in such cases only after the delivery of this Purchase Contract.

20.	TEACHINGS AND NOTES

The NOTARY instructed those present that

•	the BUYER 1) acquires ownership of the PURCHASE OBJECT only with the transfer in the Land Register,

•	for the transfer of ownership, among other things, the certificate of no objection to real estate transfer tax must be available and the court costs must be paid,

•	the PARTIES are legally jointly and severally liable to the Tax Office for the real estate transfer tax as well as for notary’s and court costs on a pro rata basis,

•	any agreements made within the framework of this document may lead to the nullity of the entire contract.

21.	CONFIDENTIALITY

21.1.

The PARTIES shall treat the conclusion and the contents of this Purchase Contract, including all attachments, the amount of the PURCHASE PRICE and all information/knowledge received in connection with the preparation and/or conclusion of this Purchase Contract as strictly confidential and shall maintain secrecy with respect thereto vis-à-vis third parties. This shall not apply, however, to companies affiliated with the PARTIES and to the consultants of the PARTIES, insofar as these are subject to secrecy by law or on the basis of existing provisions of company agreements.

21.2.

Press releases and information to third parties concerning this transaction require in any case a prior mutual written agreement and consent between the PARTIES. This also applies in particular to the advisors accompanying the transaction and other parties involved.

21.3.	However, mandatory statutory duties of disclosure and information are reserved and remain unaffected.

22.	OTHER

22.1.

After reviewing the relevant prerequisites, the PARTIES declare that the conclusion and the execution of this Purchase Contract are not subject to notification, approval or clearance under anti-trust law. They declare that, in addition, the relevant threshold value for the relevant turnover in the relevant period within the relevant radius for the PURCHASE OBJECT has not been reached or will not be reached.

22.2.	Banking Days within the meaning of this Purchase Contract shall be all days on which commercial banks in Munich are generally open for business (“BANKING DAYS”)

22.3.

For the purposes of this Deed, “NOTARY” means both the undersigned NOTARY and his successor in office, his officially appointed representative(s), and any other NOTARY associated with him in the practice of his profession.

22.4.

The assumption of rights or obligations or contractual relationships or the entry into rights or obligations or contractual relationships by BUYER 1) in place of the SELLER in the course of this Purchase Contract shall—unless otherwise expressly agreed—in each case take place subject to a condition precedent on and with effect from the TRANSFER DELIVERY. The same shall apply insofar as the SELLER transfers movable goods to BUYER 1) within the scope of this Purchase Contract, assigns claims or transfers rights or securities or the rights and claims relating thereto. The assignment of rights and claims is also conditional upon the cancellation of this purchase contract or its cancellation or non-execution for any other reason, unless otherwise expressly stipulated in this Purchase Contract.

22.5.	The place of jurisdiction for all disputes arising from or in connection with this Purchase Contract shall be Mainz, Germany, to the extent permissible.

22.6.

If any provision of this Purchase Contract is or becomes invalid or unenforceable in whole or in part, this shall not affect the validity and enforceability of all other provisions of this Purchase Contract.

22.7.	Unless the law prescribes a stricter form, changes to this Purchase Contract must be made in writing. This also applies to changes to this provision.

22.8.

Should any provision of this Purchase Contract be or become invalid, voidable and/or unenforceable in whole or in part, this shall not affect the validity of the remaining provisions of the contract. The invalid / void / unenforceable provisions shall be replaced by an agreement that comes closest to the economic intent in a legally permissible manner. The same applies to any loosening of the Purchase Contract.

22.9.	Of this Deed received:

Certified copy:

•	the Land Registry

Electronic copies:

•	each PARTY one

Simple copies:

•	the Real Transfer Tax Office

•	the Municipality

•	the Surveyor’s Report

PDF copies:

•	[***]

•	[***]

22.10.	In detail, the Annexes attached to these minutes are as follows; unless expressly stated otherwise, single copies of the documents indicated are attached in the Annexes listed below:

Annex No.	Description	Column 3

Annex 1.4	Excerpt of building encumbrance register	I

Annex 2.2	Overview of PURCHASE OBJECT 2 / List of items to be transferred subject to sales tax	B

Annex 9.1	Lease agreement Johannes Gutenberg University Mainz together with addenda No. 1 and No. 2	I

Annex 10.1	Rental agreement	I

Annex 12.1	Overview collateral	V

Annex 13.8.6	Information on contaminated sites	I

Explanation:

The Annexes marked “I” in column 3 of the table do not contain any declarations of intent by the PARTIES. They have been submitted to the parties for their perusal. These annexes are attached to the Deed for informational, explanatory and/or evidentiary purposes.

The Annexes marked “B” in column 3 of the table are inventories / lists within the meaning of section 14 of the German Notarial Recording Act (BeurkG). Reference is made to these Annexes. In accordance with section 14 of the German Notarial Recording Act (BeurkG), the persons appearing waived the reading out of these Annexes. The Annexes were presented to the persons appearing for their information, approved by them and signed by them.

The Annexes marked “V” in column 3 of the table containing explanations by the PARTIES were read out in full.

The NOTARY read these minutes to those present; they were then approved by those present and signed by them and the NOTARY as follows:

/s/ [Signature on behalf of the Seller]

/s/ [Signature on behalf of Buyer 1)]

/s/ [Signature on behalf of Buyer 2)]